Exhibit 99.2

For further information, contact:

J. David Smith or R. Scott Vansant

770-449-7066

EURAMAX INTERNATIONAL, INC. REPORTS

SECOND QUARTER 2004 OPERATING RESULTS

Norcross, Georgia (August 5, 2004) – Euramax International, Inc. today reported operating earnings and net sales for the quarter ended June 25, 2004 of $31.5 million and $250.5 million, respectively.  Operating earnings and net sales for the six months ended June 25, 2004 were $45.0 million and $445.9 million.

Net sales for the second quarter and for the six months ended June 25, 2004 increased 30.7% and 32.0%, respectively, compared to comparable periods in 2003.  Increases in both periods were attributed to the Company’s acquisition of Berger Holdings in the fourth quarter of 2003, higher selling prices attributed to increases in raw material costs, and stronger demand in each of the company’s operating segments.

Earnings from operations in the second quarter increased to $31.5 million from $14.1 million in the second quarter of 2003.  Earnings from operations for the six months ended June 25, 2004 increased to $45.0 million from $23.3 million in the same period of 2003.  Operating earnings growth was generally attributed to sales volume growth, which improved operating efficiency.  Growth was also attributed to $4.0 million of expense recorded in the second quarter of 2003 related to the application of purchase method of accounting, resulting from the purchase and sale of approximately 55% of the company shares between two primary shareholders.  Higher aluminum and steel costs in 2004 were largely offset by higher selling prices on products manufactured from aluminum and steel.

Operating earnings from the Company’s European segments increased to $12.5 million in the quarter ended June 25, 2004 from $5.1 million in the same period of 2003.  This increase included approximately $0.9 million attributable to the strengthening of the Euro and Pound

Sterling against the U.S. Dollar.  Operating earnings from the Company’s U.S. segments increased to $19.0 million in the quarter ended June 25, 2004 from $9.0 million in the same period of 2003.  The majority of the increase in the U.S. came from the Building Materials segment which accounted for $6.4 million of the increase.  This improvement was attributed to higher sales to rural, industrial and architectural contractors and recreational vehicle OEM’s.  The balance of the increase in U.S. operating earnings came from the roof drainage segment and was attributed to the Company’s acquisition of Berger Holdings.

Commenting on results, Chairman and CEO J. David Smith said, “Unprecedented raw material cost increases in the face of tight supply conditions continued to be our primary challenge in the second quarter.  Despite these conditions, we were able to meet market demands which contributed to exceptional sales and earnings growth.  We expect tight supply conditions, and corresponding cost increases, to continue for the balance of the year.  These conditions are expected to bring operating margins under further pressure.”

Long-term debt at June 25, 2004 was $298.0 million and the Company had cash and equivalents of $35.8 million.  Also at quarter end, the Company had $49.5 million available and undrawn on its revolving credit facility.  Long-term debt increased from $224.3 million at December 26, 2003, due to seasonal working capital requirements and as a result of the Company’s repurchase of common stock held by Court Square Capital Limited for approximately $67.8 million.

Euramax is a leading international producer of aluminum, steel, vinyl and fiberglass products for original equipment manufacturers, distributors, contractors and home centers in North America and Western Europe.

Note regarding forward-looking statements:  Statements made by Euramax which are not historical facts are forward looking statements that involve risks and uncertainties.  Statements including the words “anticipate,” “expect,” “foresee,” “believe,” “feel,”  “intend” and similar words also indicate forward looking statements that involve risks and uncertainties.  Actual results could differ materially from those expressed or implied in forward looking statements.  Important factors that could cause financial performance to differ materially from past results and from those expressed or implied in this press release include, without limitation, the risks of doing business in multiple jurisdictions, the Company’s ability to service its substantial debt and to comply with the restrictive covenants contained in the agreements governing that debt, the impact of foreign currency exchange rates, particularly the Pound Sterling and the Euro, impact of environmental regulations, dependence on key personnel, risks of business acquisitions, availability and cost of raw materials, particularly steel and aluminum, and a variety of other factors.

For further information on these and other risks, see the “Risk Factors” section of the Company’s Report on Form 10-K for the year ended December 26, 2003.

Euramax International, Inc. and Subsidiaries

Condensed Consolidated Statements of Earnings

	Successor	Predecessor	Successor
Thousands of U.S. Dollars	For the three months ended June 25, 2004	For the two months ended May 23, 2003	For the one month ended June 27, 2003
Net Sales	$250,487	$114,457	$77,194

Cost and expenses:
Cost of goods sold	193,723	90,854	63,904
Selling and general	21,399	10,563	8,159
Depreciation and amortization	3,850	2,531	1,571
	218,972	103,948	73,634

Earnings from operations	31,515	10,509	3,560

Interest expense, net	(6,022)	(3,678)	(1,843)
Other income (expense), net	585	292	(26)

Earnings before income taxes	26,078	7,123	1,691

Provision for income taxes	9,319	2,673	562

Net earnings	$16,759	$4,450	$1,129

	Successor	Predecessor	Successor
Thousands of U.S. Dollars	For the six months ended June 25, 2004	For the five months ended May 23, 2003	For the one months ended June 27, 2003
Net Sales	$445,890	$260,615	$77,194

Cost and expenses:
Cost of goods sold	350,606	208,420	63,904
Selling and general	41,275	26,153	8,159
Depreciation and amortization	8,965	6,276	1,571
	400,846	240,849	73,634

Earnings from operations	45,044	19,766	3,560

Interest expense, net	(11,779)	(9,126)	(1,843)
Other income (expense), net	1,356	506	(26)

Earnings before income taxes	34,621	11,146	1,691

Provision for income taxes	12,263	4,254	562

Net earnings	$22,358	$6,892	$1,129

Euramax International, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	Successor
Thousands of U.S. Dollars	June 25, 2004	December 26, 2003
ASSETS
Current assets:
Cash and equivalents	$35,802	$48,227
Accounts receivable, net	151,061	121,689
Inventories	117,729	89,543
Other current assets	10,320	8,188
Total current assets	314,912	267,647
Property, plant and equipment, net	155,644	141,437
Goodwill, net	137,613	176,394
Intangible assets, net	45,930	2,492
Deferred income taxes	5,361	3,595
Other assets	15,735	17,264
	$675,195	$608,829

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Cash overdrafts	$2,285	$436
Accounts payable	112,015	91,689
Accrued expenses and other current liabilities	61,081	51,239
Current maturities of long-term debt	8,769	7,487
Total current liabilities	184,150	150,851
Long-term debt, less current maturities	289,270	231,807
Deferred income taxes	51,630	29,282
Other liabilities	30,006	26,939
Total liabilities	555,056	438,879
Shareholders’ equity:
Common stock	500	500
Additional paid-in-capital	155,495	155,495
Treasury stock	(69,836)	(1,964)
Restricted stock grant	(2,999)	(3,381)
Retained earnings	37,114	14,756
Accumulated other comprehensive loss	(135)	4,544
Total shareholders’ equity	120,139	169,950
	$675,195	$608,829